THIRD AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This is the Third Amendment (this “Third Amendment”) to that certain Executive Employment Agreement (the “Original Agreement”) by and between Car Charging Group, Inc. (the “Company”) and Michael D. Farkas (the “Executive”) dated October 29, 2010.

WHEREAS, the Executive currently serves as Executive Chairman of the Company pursuant to the Original Agreement as amended on December 23, 2014 (the “First Amendment”) and on July 24, 2015 (the “Second Amendment”);

WHEREAS, prior to entering into the Original Agreement, the Company and an entity controlled by the Executive entered into: (i) that certain Consulting Agreement dated October 20, 2009 (the “Consulting Agreement”); and (ii) that certain Car Charging Group, Inc. Fee/Commission Agreement dated November 17, 2009 (the “Fee Agreement”) and, after entering into the Original Agreement, the parties entered into that certain Patent License Agreement dated March 29, 2012 among the Company, Executive and Balance Holdings, LLC and the March 11, 2016 Agreement regarding the Patent License Agreement (collectively with the Fee Agreement and the Consulting Agreement, the “Affiliate Agreements”) ; and

WHEREAS, the Company and the Executive wish to clarify the Executive’s role, the accrued compensation owed to the Executive, the payment terms of such accrued compensation, and the Executive’s monthly salary.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to same in the Original Agreement.

2. Effective Date. The Effective Date of this Third Amendment is June 15, 2017.

3. Role as Executive Chairman. The Executive shall remain Executive Chairman of the Company’s Board of Directors (the “Board”) reporting to the other members of the Board. The Executive has been and will remain an employee of the Company. This role is a full-time position. For the sake of clarity, the Executive shall be one of the Company’s “named executive officers” (as defined by Regulation S-K Item 402(a)(3) or 402(m)(2), as applicable) and shall serve as the Company’s principle executive officer.

4. The Original Agreement’s Terms and Conditions. All terms and conditions of the Original Agreement, including but not limited to, benefits and compensation payable to the Executive pursuant to the Original Agreement, that remain unchanged by the terms of this Third Amendment shall remain in full force and effect. The First Amendment and Second Amendment are hereby declared null and void.

A.       The Executive hereby agrees that he shall be entitled to four (4) weeks of vacation time during each calendar year during the Term to be utilized or paid for each calendar year and, irrespective of use or payment of such vacation time, no vacation time shall accrue and carry over into the following year.

B.       The Executive hereby agrees that if Executive’s employment is terminated other than for Cause (as defined in the Original Agreement), the Company shall be obligated to pay to Executive his salary and benefits for eighteen (18) months following the termination date.

C.       The Executive hereby agrees that he shall not be paid any Termination Fee if his employment is terminated or ends for any reason whatsoever prior to the expiration of the Term.

1

5. Cash Owed Pursuant to Accrued Compensation.

A.       At a Board meeting on April 17, 2014, the Board resolved to enter into a three-year contract with the Executive, whereby the Executive was due to receive a monthly salary of $40,000 with an increase to $50,000 per month in the event the Company became listed on a national securities exchange. The Company hereby agrees that the Executive was paid $20,000 per month from July 24, 2015 to November 24, 2015 and there is $80,000 still owed to the Executive. The Company hereby agrees to pay the Executive the equivalent of $15,000 per month in cash compensation for the past eighteen (18) months (from December 1, 2015 through May 31, 2017), or $270,000.

B.       In addition to the payment of $270,000 of cash compensation to the Executive for the past eighteen (18) months detailed in Section 5(A), the Company hereby agrees to pay the Executive an additional $270,000 in the form of shares of the Company’s common stock.

C.       The Second Amendment had suspended the Fee Agreement and the Consulting Agreement from July 2015 to October 2015. The Company hereby agrees to pay the Executive the following amounts due pursuant to the Affiliate Agreements: $256,500 due for accrued commissions on hardware sales and $118,500 due for accrued commissions on revenue from charging stations.

6. Securities Owed Pursuant to Accrued Compensation.

A.       The Company hereby agrees to issue to the Executive the following warrants, expiring five years from the issuance date, as replacements of expired warrants as per the Original Agreement:

i.	Warrants for 100,000 shares of the Company’s common stock at an exercise price of $0.19 per share.

ii.	Warrants for 3,433,335 shares of the Company’s common stock at an exercise price of $0.43 per share.

iii.	Warrants for 2,200,000 shares of the Company’s common stock at an exercise price of $0.74 per share.

iv.	All warrants described in this Section 6(A) are on a pre-reverse stock split basis. The amounts and share prices will be adjusted if such warrants are issued following a reverse stock split.

B.       The Company hereby agrees to issue to the Executive the following options, fully vested on issuance and expiring five years from the issuance date, as compensation for accrued commissions on hardware sales:

i.	Options for 350,000 shares of the Company’s common stock at an exercise price of $0.60 per share.

ii.	Options for 412,000 shares of the Company’s common stock at an exercise price of $0.75 per share.

iii.	All options described in this Section 6(B) are on a pre-reverse stock split basis. The amounts and share prices will be adjusted if such options are issued following a reverse stock split.

7. Timing of Payments.

A.       The Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the NASDAQ or other national securities exchange (collectively, the “Offering”). The Company shall pay to the Executive $270,000 in cash (monthly cash salary owed since December 1, 2015) by the third (3rd) business day following the closing of the Offering.

B.       By the third (3rd) business day following the closing of the Offering, the Company shall issue units of shares of the Company’s common stock and warrants sold in the Offering with a value of $645,000 (the value of the accrued commissions on hardware sales, accrued commissions on revenue from charging stations, and accrued monthly stock compensation) at a 20% discount to the price per unit of the units sold in the Offering. In addition, the Company and the Executive hereby agree that not all amounts due pursuant to the Affiliate Agreements have been calculated as of the Effective Date. Once calculated using the same methodology used to calculate the amounts owed as stated in Section 5(C) and agreed to by the Compensation Committee of the Board, the additional amounts shall be paid in the same manner as the amount listed in this Section 7(B).

2

C.       Upon the signing of this Third Amendment, the Company shall issue the options and warrants owed pursuant to Sections 6(A) and 6(B) of this Third Amendment.

D.       Regardless of whether the Offering is ever closed, the Company hereby acknowledges that the cash and securities discussed in this Third Amendment are owed to the Executive as of the Effective Date.

E.       Until the Offering is closed, the Company shall accrue all cash and securities owed to the Executive pursuant to this Third Amendment as a liability of the Company.

8. Term. The Term of Executive’s employment hereunder will end three (3) years from the Effective Date (the “Term”). The Term shall automatically renew (the “Renewal Term”) for successive one (1) year terms, unless written notification terminating the Executive’s employment is provided by either party at least sixty (60) days prior to the expiration of the Term or the then-current Renewal Term.

9. Monthly Salary. Prior to the closing of the Offering, the Executive’s monthly salary during the Term shall be: (a) $15,000 in cash compensation; and (b) $15,000 in shares of the Company’s common stock. After the closing of the Offering, the Executive’s monthly salary during the Term shall be $30,000 of cash compensation. If the Company has positive EBITDA for a fiscal quarter during the Term, the Executive’s monthly salary shall be $40,000 of cash compensation for as long as the Company has positive EBITDA as assessed on a quarterly basis.

10. Board Member Compensation. Payment to the Executive of: (i) accrued compensation, if any, for past service on the Board; and (ii) ongoing compensation, if any, for serving on the Board, will be governed by a separate agreement.

11. Fee Agreement and Consulting Agreement. The Executive hereby agrees that the Fee Agreement and the Consulting Agreement shall be suspended and no payments shall be due thereunder (other than the payments specifically detailed in this Third Amendment) for as long as the Executive is a full-time employee of the Company that is due to be paid a monthly salary of at least $30,000. It is also acknowledged that if ever reinstated the Fee Agreements will include all parties that were ever introduced to the Company by the Executive for the life of the arrangement.

12. Executive Bonus. Executive will be entitled to a semiannual bonus that will be initiated by the Compensation Committee for all executives of the Company that will take into consideration hardware sales, EV charging station revenues, revenue growth, profitability as well as other factors. The Executive will be entitled to the bonus for all parties that were ever introduced by the Executive to the Company and for the life of the relationship.

13. Stock Payments. The Company hereby agrees that, on a going-forward basis, if the Company is unable to pay any cash amounts that are owed to the Executive, the Company shall issue an amount of the Company’s common stock (at the closing trading price per share of the business day prior to the due date of the payment) equal to one and one-half (1.5) times the equivalent cash amount that would have otherwise been payable to the Executive.

14. Conflicts. In the event that there is a conflict between the provisions of this Third Amendment and the Original Agreement, the terms stated herein shall prevail. In the event that there is a conflict between the provisions of this Third Amendment and any of the Affiliate Agreements, the terms stated herein shall prevail.

3

15. Counterparts. This Third Amendment may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Executive Employment Agreement.

CAR CHARGING GROUP, INC.		EXECUTIVE

By:
	Andy Kinard, President	Michael D. Farkas

4